                                                                    Exhibit 10.7

PURCHASE AND LICENSE AGREEMENT                            [NORTEL NETWORKS LOGO]

This Purchase and License Agreement ("Purchase and License Agreement") is between Nortel Networks Inc. ("Nortel Networks") and Triton PCS Equipment Company L.L.C. ("Triton PCS") effective as of the last date signed. Additional terms related to Triton PCS's purchase or license of Products or Services may be added by written agreements ("Supplements") referencing the Purchase and License Agreement, collectively referred to as the "Agreement". The Services Supplement is attached hereto and incorporated by reference. Unless otherwise terminated in accordance with the terms hereof, this Agreement will commence on the last date signed and terminate three (3) years there from.

1. DEFINITIONS

a) "Furnish-only" means Products that Triton PCS installs.

b) "Hardware" means a Nortel Networks machine or components.

c) "Products" are any Hardware, Software or Third Party Vendor Items provided under this Agreement.

d) "Services" means the activities to be undertaken by Nortel Networks pursuant to an Order, including, but not limited to, engineering, maintenance and installation, implementation, design, consulting, business planning, network planning and analysis.

e) "Software" is owned or licensed by Nortel Networks, its parent or one of its subsidiaries or affiliates, and is copyrighted and licensed, not sold. Software consists of machine-readable instructions, its components, data, audio-visual content (such as images, text, recordings or pictures) and related licensed materials including all whole or partial copies.

f) "Third Party Vendor Item" includes "Third Party Hardware" and "Third Party Software" and means any non-Nortel Networks hardware and/or software supplied to Triton PCS under this Agreement.

2. ORDERS

Triton PCS may acquire Products or Services by issuing a written purchase order signed by an authorized representative or, if Triton PCS is enrolled in any then current Nortel Networks' electronic commerce program, by submitting electronic orders (collectively, "Orders"). All Orders shall reference this Agreement and specify the quantity, price, Nortel Networks quotation number, shipping and billing instructions, installation location, delivery dates, commencement date for Services, any statement of work, and any other special instructions. All Orders will be governed by and cannot alter the terms and conditions of this Agreement. Nortel Networks' written or electronic communication accepting the Order, shipment of Products or commencement of Services will be Nortel Networks' acceptance of Triton PCS's Order.

3. ELECTRONIC COMMERCE PROGRAMS

By enrolling in any Nortel Networks' electronic commerce program, Triton PCS agrees to comply with the terms of such program. Triton PCS agrees that all electronic Orders issued are equivalent to a written Order, are governed by the terms and conditions of this Agreement and that in the event of any conflict between this Agreement and the information contained in Triton PCS's or Nortel Networks' electronic commerce website, this Agreement governs. Triton PCS is responsible for the use and protection of all electronic commerce passcodes provided by Nortel Networks and agrees that all Orders submitted using such passcodes are valid and binding Orders authorized by Triton PCS. Nortel Networks shall have no liability to Triton PCS due to Triton PCS's failure to access Triton PCS's or Nortel Networks' electronic commerce website or errors or failures relating to its operation.

4. LICENSED USE OF SOFTWARE

Nortel Networks grants Triton PCS a nonexclusive license to use a copy of the Software to the extent of the activation or authorized usage level. To the extent Software is furnished for use with designated Products or Triton PCS furnished equipment ("CFE"), Triton PCS is granted a nonexclusive license to use Software only on such Products or CFE, as applicable. Software contains trade secrets and Triton PCS agrees to treat Software as Information. Triton PCS will ensure that anyone who uses the Software does so only in compliance with the terms of this Agreement. Triton PCS shall not a) use, copy, modify, transfer or distribute the Software except as expressly authorized; b) reverse assemble, reverse compile, reverse engineer or otherwise translate the Software; c) create derivative works or modifications unless expressly authorized; or d) sublicense, rent or lease the Software. Third parties who have licensed intellectual property to Nortel Networks shall be deemed to be beneficiaries of Nortel Networks' rights under this clause, to the extent that such intellectual property is included in or is associated with the licensed software. Upon termination of the license (in accordance with its terms) or breach of the license (after the expiration of any applicable notice and cure period) by Triton PCS or in the event designated Product or CFE is no longer in use, Triton PCS will promptly return the Software to Nortel Networks or certify its destruction. Nortel Networks may audit by remote polling or other reasonable means to determine Triton PCS's Software activation or usage levels. With respect to Third Party Software, Triton PCS agrees to abide by the terms provided by Nortel Networks with respect to any such software. Triton PCS further agrees that the terms contained in any third party "shrink wrap" or "click" licenses shall govern the use of such software.

5. CHARGES AND PAYMENT

Amounts are due upon receipt of invoice and shall be paid by Triton PCS within 30 days. Triton PCS shall pay interest on any late payments at the rate per annum (charged monthly) equal to the lesser of (i) the Prime Rate plus 1% per annum or (ii) the maximum rate per annum permissible under applicable law. "Prime Rate" shall mean the "prime rate" of interest quoted from time to time by The Wall Street Journal as the base rate on corporate loans made by major United States money center commercial banks, provided that, in the event that The Wall Street Journal ceases quoting a "prime rate" of the type described above, "Prime Rate" shall mean the rate of interest announced publicly from time to time by Citibank, N.A. as its "base rate" in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective on the date such change is published or announced publicly, as applicable, as being effective. Additional charges for shipping, insurance and special handling shall be quoted by Nortel Networks and specified in the applicable Order. Charges for


                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION

PURCHASE AND LICENSE AGREEMENT                            [NORTEL NETWORKS LOGO]


Software may be based on extent of use authorized as specified authorized level. If any authority imposes a tax, duty, levy or fee, excluding those based on Nortel Networks' net or gross income and any franchise or license taxes applicable to Nortel in a Supplement or invoice. Triton PCS agrees to pay the charges applicable for any activation or usage beyond the Networks operations, upon a Product or Service supplied by Nortel Networks under this Agreement, Triton PCS agrees to pay that amount as specified in the invoice, or supply exemption documentation. Triton PCS is responsible for personal property taxes for each Product from the date of receipt at the designated Triton PCS site. Triton PCS consents without qualification to the sale of receivables, in whole or in part, including all or any part of any associated rights, remedies, and obligations, by Nortel Networks without further notice and authorizes the disclosure of this Purchase and License Agreement and Supplements as necessary to facilitate such sale.

6. WARRANTY

a) Nortel Networks warrants that Hardware i) is free from defects in materials and workmanship and ii) substantially conforms to Nortel Networks' published specifications. If Hardware does not function as warranted during the warranty period, Nortel Networks will, at its option, either i) make it do so, or ii) replace it with equivalent Hardware.

b) Nortel Networks warrants that when Software is used in the specified operating environment it will substantially conform to its published specifications. If Software does not function as warranted during the warranty period, Nortel Networks will provide a suitable fix or workaround or will replace the Software; provided Software is within one software release level of the then-current software.

c) Services will be performed in a professional and workmanlike manner and will be free from defects in material and workmanship. If Services are not performed as warranted and Nortel Networks is notified in writing by Triton PCS within 30 days after completion of Services, Nortel Networks will re-perform the non-conforming Services.

d) The warranty period for Hardware, Software shall be the warranty period identified in the Nortel Networks warranty matrix in effect at the time of Triton PCS's Order or as specified in the applicable Supplement.

In the event Nortel Networks cannot repair or replace the affected Products using commercially reasonable efforts as set forth in this Section 6 , Nortel Networks will refund to Triton PCS the price paid for the Product.

e) No warranty is provided for i) supply items normally consumed during Product operation; ii) failures caused by non-Nortel Networks products; iii) failures caused by a Product's inability to operate in conjunction with other Triton PCS hardware or software; or iv) performance failures resulting from services not performed by Nortel Networks. Warranty will be voided by misuse, accident, damage or modification, failure to maintain proper physical or operating environment or improper Triton PCS maintenance. Software is not warranted to operate uninterrupted or error free. THESE WARRANTIES AND LIMITATIONS ARE TRITON PCS'S EXCLUSIVE WARRANTIES AND SOLE REMEDIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

f) Nortel Networks provides Third Party Vendor Items on an "AS IS" BASIS WITHOUT WARRANTIES OF ANY KIND, unless Nortel Networks specifies otherwise. However, such Third Party Vendor Items may carry their own warranties and Nortel Networks shall pass through to Triton PCS any such warranties to the extent authorized. Notwithstanding the foregoing, Nortel will assist Triton PCS with arranging for warranty services for Third Party Vendor Items.

7. WARRANTY SERVICE

Nortel Networks provides certain types of warranty repair and exchange service, without charge. Nortel Networks will inform Triton PCS of the types of warranty services available to Triton PCS consistent with Nortel Networks standard practices and response times. Nortel Networks Technical Assistance Services ("TAS") are available for warranty repair during the warranty period at no charge only for specified Products. When Triton PCS is required to return Hardware to Nortel Networks for warranty service, Triton PCS agrees to ship it, at Nortel Networks' expense (unless the Hardware is not defective), suitably packaged to a location Nortel Networks designates, using a carrier designated by Nortel Networks. Nortel Networks will return the Hardware to Triton PCS at Nortel Networks' expense. Nortel Networks is responsible for loss of, or damage to, Triton PCS Hardware while it is a) in Nortel Networks' possession or b) in transit from or back to Triton PCS. Any returned Hardware becomes Nortel Networks' property and, subject to Section 8 Title and Risk of Loss, its replacement becomes Triton PCS's property. The replacement Hardware may not be new but will be in working order and equivalent to the item exchanged. The warranty period for any repaired or replaced Hardware or Software shall be the greater of ***** from the date of repair or replacement or the remaining Hardware or Software warranty period. Triton PCS agrees to ensure that exchanged Hardware is free of any legal obligations or restrictions that prevent its exchange and represents that all returned items are genuine and unaltered. Where applicable, before Nortel Networks provides warranty services, Triton PCS agrees to a) follow the problem determination, problem analysis, and warranty services request procedures that Nortel Networks provides; b) secure all programs and data contained in Hardware; and c) inform Nortel Networks of changes in the Hardware's location. Post warranty services may be available at Nortel Networks' then-current prices.

8. TITLE AND RISK OF LOSS

Title and risk of loss for ordered hardware shall pass from Nortel Networks to Triton PCS upon receipt by Triton PCS at the specified Triton PCS delivery site.

9. IMPLEMENTATION AND INSTALLATION SERVICES

Triton PCS agrees to provide sufficient, free and safe access to Triton PCS's facilities and a suitable physical environment meeting Nortel Networks' specified requirements to permit the timely installation of Products and/or performance of Services.

                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION
                                   Page 2 of 8

***** Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PURCHASE AND LICENSE AGREEMENT                            [NORTEL NETWORKS LOGO]


Nortel Networks will successfully complete the applicable installation, commissioning and validation procedures before a Product is considered installed. Nortel Networks may make alterations to any Product and Service as necessary to comply with specifications, changed safety standards or governmental regulations, to make a Product non-infringing with respect to any patent, copyright or other proprietary interest, or to otherwise improve a Product or Service. Triton PCS is responsible for i) the results obtained from the use of Products and Services; ii) integration and interconnection with Triton PCS's hardware and/or third party hardware and/or systems; and iii) installation of Furnish-only Products.

10. CONFIDENTIAL INFORMATION

a) Confidential information ("Information") means i) Software and Third Party Software; and ii) all business, technical, marketing and financial information and data that is clearly marked with a restrictive legend of the disclosing party ("Discloser").

b) The party receiving Information ("Recipient") will use the same care and discretion, but not less than reasonable care, to avoid disclosure, publication or dissemination of Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may disclose Information only to i) its employees and employees of its parent, subsidiary or affiliated companies who have a need to know for purposes of carrying out this Agreement; and ii) any other party with the Discloser's prior written consent. Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. No party may use any such Information except in conjunction with such party's performance hereunder

c) The Recipient may disclose Information to the extent required by law (including SEC or FCC law). However, the Recipient must give the Discloser prompt notice and make a reasonable effort to obtain a protective order. The Recipient may disclose Information to the extent required to enforce its rights hereunder, provided Recipient uses reasonable efforts to protect the confidentiality of the Information to be disclosed.

d) No obligation of confidentiality applies to any Information that the Recipient i) already possesses without obligation of confidentiality; ii) develops independently; or iii) rightfully receives without obligations of confidentiality from a third party unless the Recipient knows that such third party is subject to obligations of confidentiality with respect thereto. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

e) The release of any advertising or other publicity relating to this Agreement requires the prior approval of both parties.

11. PATENTS AND COPYRIGHTS

If a third party claims that Nortel Networks Hardware or Software provided to Triton PCS under this Agreement infringes or violates that party's United States or foreign patent, copyright, trademark, trade secret or any other intellectual property right of any kind, Nortel Networks will defend Triton PCS against that claim at Nortel Networks' expense and pay all costs and damages that a court finally awards or are agreed in settlement, provided that Triton PCS a) promptly notifies Nortel Networks in writing of the claim upon Triton PCS' knowledge thereof and b) allows Nortel Networks to control, and cooperates (at Nortel Networks' expense) with Nortel Networks in, the defense and any related settlement negotiations. (In connection with Triton PCS's efforts to cooperate in the defense or settlement of any such claim, Nortel Networks shall reimburse Triton PCS for any amounts paid by Triton PCS to a third party, provided Nortel approves any such expenditures over $250.00 in advance.). If such a claim is made or appears likely to be made, Nortel Networks agrees to secure the right for Triton PCS to continue to use the Hardware or Software, or to modify it, or to replace it with one that is equivalent. If Nortel Networks determines that none of these alternatives is reasonably available, Triton PCS agrees to return the Hardware or Software to Nortel Networks on Nortel Networks' written request. Nortel Networks will then refund the full amount paid by Triton PCS for any such Hardware or Software which is returned to Nortel Networks during the three (3) year term of this Agreement and for any such Hardware and Software so returned thereafter, will give Triton PCS a credit equal to Triton PCS's net book value for the Hardware or Software provided Triton PCS has followed generally-accepted accounting principles. Any such claims against the Triton PCS or liability for infringement arising from use of the Hardware or Software following a request for return by Nortel Networks are the sole responsibility of Triton PCS. This represents Nortel Networks' entire obligation to Triton PCS regarding any claim of infringement. Nortel Networks has no obligation regarding any claim based on any of the following: a) anything Triton PCS provides which is incorporated into the Hardware or Software; b) functionality provided by Nortel Networks in accordance with Triton PCS specification(s); c) Triton PCS's modification of Hardware or Software; d) the combination, operation, or use of Hardware or Software with other products not provided by Nortel Networks as a system, or the combination, operation, or use of Hardware or Software with any product, data, or apparatus that Nortel Networks did not provide; or e) infringement by a Third Party Vendor Item alone, as opposed to its combination with Products Nortel Networks provides to Triton PCS as a system.

12. INDEMNIFICATION; LIMITATION OF LIABILITY

Each of Nortel Networks and Triton PCS agree to indemnify and hold the other harmless from and against all losses, claims or demands, for damages to property or bodily injury (including death) to third parties and causes of action by third parties (including reasonable legal fees) resulting from the intentional misconduct or negligent acts or omissions, or strict liability, of it, its officers, agents, employees, or subcontractors. If Nortel Networks and Triton PCS jointly cause such losses, claims, demands, damages, or causes of action, the Parties shall share the liability in proportion to their respective degree of causal responsibility. In no event shall Nortel Networks or its agents or suppliers be liable to Triton PCS for any actual direct damages in excess of ***** percent (*****%) of the price paid by Triton PCS for the Product or Services that are the subject of the claim, regardless of the cause and whether arising in contract, tort (including negligence) or otherwise. This


                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION
                                   Page 3 of 8


***** Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PURCHASE AND LICENSE AGREEMENT                            [NORTEL NETWORKS LOGO]


limitation will not apply to claims for damages for bodily injury (including death) and damage to real property and tangible personal property for which Nortel Networks is legally liable and payments as set forth in Section 11 Patents and Copyrights. With respect to any losses, damages or claims suffered by Triton PCS (including any third party claims against Triton PCS) for damages caused to any tangible property owned by Triton PCS, regardless of whether provided by Nortel Networks or others, that may result from the negligent performance by Nortel Networks of any professional Services hereunder, or from the commission of any criminal acts in performance hereunder for which Nortel Networks is adjudicated guilty, Nortel Networks shall indemnify Triton PCS against any such losses, damages, claims or demands up to a maximum of ***** percent (*****%) of the total of the prices paid by Triton PCS for Products ordered hereunder prior to the date of the event giving rise to the claim. IN NO EVENT SHALL NORTEL NETWORKS OR ITS AGENTS OR SUPPLIERS BE LIABLE FOR ANY OF THE
FOLLOWING: a) DAMAGES BASED ON ANY THIRD PARTY CLAIM EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SECTION 11; b) LOSS OF, OR DAMAGE TO, TRITON PCS'S RECORDS, FILES OR DATA; OR c) INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF NORTEL NETWORKS IS INFORMED OF THEIR POSSIBILITY.

13. GENERAL

a) Triton PCS agrees not to assign, or otherwise transfer this Agreement or Triton PCS's rights under it, or delegate Triton PCS's obligations, without Nortel Networks' prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and any attempt to do so is void; provided, however, that Triton PCS may assign or transfer this Agreement without the consent of Nortel Networks (i) to any affiliate of Triton PCS (defined as any entity which controls, is under the control of, or is under common control with Triton PCS) or (ii) to any person or entity that acquires, through merger, purchase or otherwise, all or substantially all of the assets or equity interests of Triton PCS.. Triton PCS represents and warrants that it is buying Products and/or Services for its own internal use and not for resale. Triton PCS agrees to comply in all material respects with all applicable laws including all applicable export and import laws and regulations. In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

b) The terms and conditions of this Agreement, including any Supplement(s), form the complete and exclusive agreement between Triton PCS and Nortel Networks and replace any prior oral or written proposals, correspondence or communications regarding the subject matter hereof. In the event of a conflict between this Purchase and License Agreement and a Supplement, the terms in any Supplement(s) prevail. Any changes to this Agreement must be made by mutual agreement in writing. All Triton PCS's rights and all of Nortel Networks' obligations are valid only in the country in which the Products and Services were supplied; the laws of the State of New York govern this Agreement, exclusive of its conflict of laws provisions; and nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract.

14. INSURANCE

Prior to furnishing any Products or performing any Services, Nortel Networks shall procure and maintain at its sole expense insurance of the following types of coverage and limits of liability:

(a) Commercial General Liability (hereafter, "CGL") using forms equivalent to ISO's (Insurance Services Office) Commercial General Liability Form including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $10,000,000 combined single limit for each occurrence for bodily injury, property damage and personal injury claims. Limits of insurance may be satisfied with Primary and Umbrella layers. CGL insurance to include Products Liability and Completed Operations coverage in the amount of $10,000,000 each occurrence and $10,000,000 aggregate. All CGL insurance shall designate Triton as an Additional Insured with respect only to the operations of Nortel Networks. The policy shall include a Waiver of Subrogation endorsement in favor of Triton PCS except to the extent of the negligence of Triton PCS.

(b) Worker's Compensation, to the extent required by statute, together with statutory Disability Benefits Liability as prescribed by the law of the State in which performance will occur. Employer's Liability of at least $500,000. The policy shall include a Waiver of Subrogation endorsement in favor of Triton PCS except to the extent of the negligence of Triton PCS.

(c) Automobile Liability insurance with limits of at least $10,000,000 combined single limit each occurrence for Bodily Injury and Property Damage claims. The policy shall include Triton PCS as an additional insured. The policy shall include a Waiver of Subrogation endorsement in favor of Triton PCS except to the extent of the negligence of Triton PCS. The limit can be structured through Primary and Excess limits.

(d) "All Risk" Property Insurance, including the perils of transit, flood and Boiler & Machinery, covering all equipment tools and other property of Nortel Networks on a replacement cost basis. Any property purchased, acquired, leased, rented or borrowed by Nortel Networks on behalf of Triton PCS shall be insured by Nortel Networks' policy during the acquisition, installation and testing phases and until such time as when the property is validated by Triton PCS.

(e) All coverages must be primary and noncontributory, must be written on an occurrence basis and must be maintained without interruption from the date of this Agreement until the date of expiration of this Agreement.

(f) Certificates of insurance or adequate proof of the foregoing must be filed with Triton PCS prior to commencement of the delivery of the Products or performance of the Services by Nortel Networks. The certificates of insurance and the insurance policies required hereunder must reflect Additional Insured wording as described in this Section with respect to all Products manufactured for or delivered to Triton PCS. Failure

                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION
                                   Page 4 of 8


***** Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PURCHASE AND LICENSE AGREEMENT                            [NORTEL NETWORKS LOGO]


by Nortel Networks to provide such certification of insurance does not constitute a waiver by Triton PCS of these insurance requirements.

(h) Nortel Networks shall cause its insurers to notify Triton PCS at least thirty (30) days prior to cancellation of the required insurance policies.

(i) Nortel Networks is responsible for all deductible payments.

15. TERMINATION

(a) Triton PCS may, at its option and upon written notice to Nortel Networks, terminate this Agreement in whole or in part, without penalty, if Nortel Networks is in default under any material terms of this Agreement, and action to correct such default, if curable, is not commenced within thirty (30) days after receipt of notice from Triton PCS and such default is not thereafter cured within sixty (60) days after commencement of correction, unless Nortel Networks cannot complete such cure within such period for reasons beyond its control and Nortel Networks is continuing to diligently pursue the cure, in which case such default shall be cured no later than one hundred eighty (180) days after Nortel Networks' original receipt of notice under this Section 115(a).

(b) In the event Triton PCS terminates this Agreement in accordance with Section 15(a), Triton PCS may at its option:

(i) return to Nortel Networks, freight collect, any Product delivered or installed which is the subject of the default above if such default is Nortel Networks inability to correct defects therein, in which event Nortel Networks shall refund to Triton PCS all amounts paid to Nortel Networks under this Agreement with regard to such Product and the Installation thereof; or

(ii) in the event that Nortel Networks refuses or fails to perform, or otherwise defaults in, its obligations hereunder, it is agreed that Triton PCS shall have, in addition to any other rights available to it, the right to obtain temporary or permanent performance of such obligations or injunctive relief, as may be applicable.

Except as expressly provided in this Agreement, the remedies provided in Sections 15(a) and 15(b) shall be Triton PCS' exclusive remedies in case of termination for default.

(c) Nortel Networks may terminate this Agreement without any obligation to deliver Products not yet delivered, or, at its option, temporarily suspend its performance, without liability, under this Agreement, in the event that Triton PCS is in default under any material terms of this Agreement and correction is not commenced within thirty (30) days after receipt of notice from Nortel Networks and such default is not thereafter cured within sixty (60) days after commencement of correction, unless Triton PCS cannot complete such cure within such period for reasons beyond its control and Triton PCS is continuing to diligently pursue the cure.

(d) If this Agreement expires, or if either Party terminates this Agreement in accordance with its terms, Nortel Networks `obligations hereunder with respect to Products already delivered, installed and not returned, and Triton PCS' obligations with respect to payments for Products not returned, shall continue in full force and effect.

16. DISPUTE RESOLUTION AND ARBITRATION

(a) Disputes

(i) Subject to a Party's right to obtain injunctive relief, Nortel Networks and Triton PCS will attempt to settle any claim or controversy between them through consultation and negotiation in good faith and with a spirit of mutual cooperation. After attempts to resolve a dispute by Nortel Networks and Triton PCS have failed, either Party may, upon notice to the other, request that such controversy or claim be referred to the appropriate management personnel of each Party for negotiation and resolution. If such a request is made, the applicable and appropriate management-level personnel of the Parties shall meet in person or by telephone within seven (7) days after such request and shall review and attempt to negotiate a mutually acceptable resolution of the controversy or claim in dispute. If after such meeting, such attempt to resolve the dispute has failed, the dispute shall be referred to binding arbitration, as follows:

(i) Three arbitrators will be chosen in accordance with the procedures of the AAA, which arbitrators will meet within thirty (30) days of the appointment of all of them to commence the arbitration.

(ii) Arbitration. Other than as specified in this Section, the arbitration will be conducted in accordance with the arbitration rules promulgated under the American Arbitration Association ("AAA"). The arbitrator(s) shall be required to furnish, promptly upon conclusion of the arbitration, a written decision, setting out the reasons for such a decision. The decision of such arbitration will be final and binding on the Parties hereto, and any such decision may be enforced by either Party in any court of competent jurisdiction. Each Party will bear its own expenses and an equal share of the expenses of the third arbitrator and the fees, if any of the AAA. Any arbitration shall take place in New York, New York, unless otherwise agreed to by the Parties.

TRITON PCS EQUIPMENT COMPANY L.L.C.

By:  Triton Management Company, Inc., its manager
By:      /s/ David D. Clark
   ---------------------------------------------------
Name:    David D. Clark
     -------------------------------------------------
Title:   EVP & CFO
      ------------------------------------------------
Address: 1100 Cassatt Rd. Berwyn PA 19312
        ----------------------------------------------
State of Incorporation:   DE
                       -------------------------------
Tax I.D. Number:          23-2930873
                --------------------------------------
Date:    5/14/02
     -------------------------------------------------

NORTEL NETWORKS INC.

By:      /s/ Robert A. Riccitelli
   ---------------------------------------------------
Name:    Robert A. Riccitelli
     -------------------------------------------------
Title:   Vice President
      ------------------------------------------------
Address: 1120 112th Ave. NE Suite 500
        ----------------------------------------------
Date:    5/16/02
     -------------------------------------------------
         Bellevue, WA 98004


                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION

SERVICES SUPPLEMENT TO THE PURCHASE AND LICENSE AGREEMENT [NORTEL NETWORKS LOGO]

The various Services that Triton PCS may obtain from Nortel Networks, associated pricing, and the manner in which they will be provided are governed by this Services Supplement ("Supplement"). The terms and conditions provided in this Supplement will apply solely to the provision of Services.

1. DEFINITIONS

(a) "Deliverables" means all Materials and Software delivered to Triton PCS pursuant to an Order, but specifically excluding Tools.

(b) "Materials" means any and all designs, documentation and other work product prepared by Nortel Networks and delivered to Triton PCS pursuant to an Order (and specifically excluding Software).

(c) "Statement of Work" is a document, prepared by Nortel Networks, describing the scope of work, schedule, prices, Deliverables, and other relevant terms specific to a Service, which may, from time to time, be mutually agreed to in writing by Triton PCS and Nortel Networks. A Statement of Work shall be governed by the terms and conditions of, and constitute a part of, this Supplement.

(d) "Services Descriptions" means Nortel Networks published specifications for certain Services in effect at the time Nortel Networks accepts an Order.

(e) "Tools" mean any diagnostics, documentation, test equipment or other items used by Nortel Networks in the performance of the Services.

2. CHARGES AND PAYMENT

Fees for Services may be based on a fixed price, time and materials, time and materials with deliverables or other commercial arrangement, as specified in an Order. Unless otherwise included as part of a fixed price, Triton PCS will reimburse Nortel Networks for all reasonable out-of-pocket expenses incurred by Nortel Networks in performing the Services (including, without limitation, all reasonable travel, meal, lodging and mileage expenses), provided that expenses greater than $500 must be approved in writing in advance by Triton PCS. All fees for Services are subject to annual review and adjustment by Nortel Networks. Unless otherwise provided in a valid Nortel Networks quotation, proposal or Statement of Work, Nortel Networks shall invoice Triton PCS one hundred percent of the price of the Services upon completion unless the Service continues beyond thirty days, in which case Nortel Networks shall invoice Triton PCS at the end of each month for the Services performed in that month. Certain ongoing Services (for example maintenance and managed services) ordered by Triton PCS may be invoiced monthly, quarterly or yearly, as appropriate, in advance of the performance of such Services in such month, quarter or year by Nortel Networks.

3. CHANGES TO ORDERS

The parties may, by mutual agreement, make changes to the scope of work, schedule, prices, deliverables or other substantive aspects of the Services ("Change"). The party asking for a Change shall describe in writing the details of the requested Change ("Change Order Request"). Nortel Networks shall provide in writing to Triton PCS a summary of any and all adjustments to the charges and other changes resulting from the Change Order Request. In no event shall any Change be effective or acted upon in any way until such time as (i) an authorized representative of both parties has agreed to the terms of the Change Order Request in writing and (ii) Nortel Networks receives an Order from Triton PCS for any additional amounts resulting from the Change Order Request.

4. TRITON PCS RESPONSIBILITIES

Triton PCS agrees to cooperate with Nortel Networks in the performance by Nortel Networks of the Services, including, without limitation, providing Nortel Networks with sufficient, free and timely access to facilities, data, information and personnel of Triton PCS; including the recovery by Nortel Networks of any Tools. In addition, Triton PCS shall be responsible for the accuracy and completeness of all Triton PCS data and information that it provides or causes to be provided to Nortel Networks. In the event that there are any delays by Triton PCS in fulfilling its responsibilities as stated above, or there are errors or inaccuracies in the information provided, Nortel Networks shall be entitled to (i) a day-to-day delay in performance of Nortel Network's obligations as a result of Triton PCS' delay and (ii) reimbursement by Triton PCS of the out-of-pocket expenses incurred by Nortel Networks as a result of Triton PCS' delay, including expenses incurred in connection with redeployment and rescheduling of personnel; provided that Nortel Networks will use its reasonable efforts to minimize such expenses. It is understood and agreed that the Services provided by Nortel Networks may include the advice and recommendations of Nortel Networks, but all decisions in connection with the implementation of such advice and recommendations shall be the sole responsibility of, and made by, Triton PCS.

5. PERSONNEL

Nortel Networks and Triton PCS are each responsible for the supervision, direction, compensation and control of their own employees and subcontractors. Nortel Networks may subcontract any portion or all of the Services to subcontractors selected by Nortel Networks, upon no less than 10 days prior written notice to Triton PCS. Neither party shall knowingly solicit to hire employees of the other party with whom it had contact as a result of the performance of the Services for a period ending six months after completion of the Services. Neither party shall be precluded from conducting generalized searches for employees (and hiring those employees who respond to generalized searches) either through the use of search firms or advertisements in the media, provided that searches are not specifically targeted to employees providing Services.

6. PATENTS AND COPYRIGHTS

Nortel Networks will indemnify Triton PCS against any third party claims that any Materials infringe or violate such third party's intellectual property rights. Such indemnity will be in accordance with Section 11, Patents and Copyrights, as set forth in the Purchase and License Agreement. In the event Triton PCS is required to return to Nortel Networks any Materials in accordance with that provision, Nortel Networks will give Triton PCS a credit equal to the amounts paid by Triton PCS for the infringing Materials returned.


                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION

SERVICES SUPPLEMENT TO THE PURCHASE AND LICENSE AGREEMENT [NORTEL NETWORKS LOGO]


7. INTELLECTUAL PROPERTY RIGHTS

(a) Nortel Networks, on behalf of itself and its subcontractors, reserves all proprietary rights in and to (i) all methodologies, designs, engineering details, and other data pertaining to the Services and the Materials delivered,
(ii) all original works, computer programs, updates developed in the course of providing the Service (except Triton PCS's developed programs), (iii) discoveries, inventions, patents, know-how and techniques arising out of the Services and (iv) any and all products (including software and equipment) developed as a result of the Services. The foregoing shall not apply to programs developed by Triton PCS. The performance by Nortel Networks of Services shall not be deemed work for hire.

(b) Nortel Networks grants to Triton PCS a perpetual, non-exclusive, world-wide, paid up license to use, copy and modify the Materials produced by Nortel Networks and delivered to Triton PCS in the performance of Services solely for Triton PCS's internal business purposes.

(c) It is understood between the parties that Nortel Networks will employ its know-how, techniques, concepts, experience and expertise, as well as all other intellectual property, including that to which it reserves its rights hereunder, to perform services the same as or similar to the Services for others.

8. MAINTENANCE SERVICES

Nortel Networks provides Product maintenance Services either at Triton PCS's location or at a service center to keep Products in, or restore them to, conformance with published specifications.

(a) To be eligible for maintenance Services, the Products must be in good operating condition and at revision levels supported by Nortel Networks.

(b) Relocation of Products under maintenance Services may result in adjustments to the price and response times. Continued maintenance Services for such Products are subject to reasonable availability from Nortel Networks or an authorized maintenance service provider.

9. GENERAL

In the event of a conflict between this Supplement and any other documents attached hereto or referenced herein, the terms in this Supplement prevail.

10.PRICING AND AVAILABLE SERVICES

The Services to be provided and/or the applicable pricing shall be as set forth in (i) an accepted Nortel Network's proposal, (ii) a Statement of Work or (iii) the Services Descriptions.


                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION

WARRANTY MATRIX                                           [NORTEL NETWORKS LOGO]


Products may be purchased only in countries where Nortel Networks makes these products available for purchase and use.

The following Hardware and Software items shall have the corresponding warranty periods:

   CARRIER PRODUCTS                                            HARDWARE                                SOFTWARE
----------------------------------------------------------------------------------------------------------------------------
   DMS, Optical Networks, AccessNode and Wireless              ***** from ship date                    ***** from ship date
   product families

   CVX, SS7 Gateway, UE IMAS, Alteon and                       ***** from ship date                    ***** from ship date
   Shasta products

   JungleMux                                                   ***** from ship date                    ***** from ship date

   Carrier Data Products (Passport; Bay and Micom              See current Nortel  Networks            See current Nortel Networks
   products)                                                   price list.                             price list.

   All other product families not listed (unless specified     ***** from ship date                    ***** from ship date
   otherwise in writing)



The following Products require an Enterprise Supplement to enable purchase.

   ENTERPRISE PRODUCTS                                         HARDWARE                                SOFTWARE
----------------------------------------------------------------------------------------------------------------------------------
   Data Products (e.g., Access CN, Advanced Video,             See current Enterprise Data             See current Enterprise Data
   Backbone CN, Baystack, Business Communications              Products Product Catalog                Products Product Catalog
   Manager, Contivity, Instant Internet, Net ID, Passport
   LAN and WAN Solutions)

   Portal and Symposium Products                               ***** from ship date                    ***** from ship date



The following Products require an eBusiness Solutions Supplement to enable purchase.

   eBUSINESS PRODUCTS                                          HARDWARE                                SOFTWARE
----------------------------------------------------------------------------------------------------------------------------------
   Clarify ECRM and eBusiness Service Provider Products        As quoted                               As quoted


This Warranty Matrix may be revised from time to time.


                                 Triton PCS PLA
                            CONFIDENTIAL INFORMATION
                                   Page 8 of 8

***** Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.